EXHIBIT 24
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors of G&K SERVICES, INC., a Minnesota corporation (the “Company”), hereby constitute and appoint RICHARD L. MARCANTONIO and JEFFREY L. WRIGHT, and each or any of them, his or her true and lawful attorneys-in-fact and agents, for him or her and on his or her behalf and in his or her name, place and stead, in any and all capacities, to sign, execute and file the Annual Report of the Company and Form 10-K for the fiscal year ended June 30, 2007, to be filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 including any amendment or amendments, with all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority, granting unto said attorneys full power and authority to do and perform each and every thing, requisite and necessary to be done in and about the premises in order to execute the same as fully to all intents and purposes as he, she, himself, or herself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or could cause to be done by virtue hereof.
IN WITNESS WHEREOF, G&K SERVICES, INC. has caused this Power of Attorney to be executed in its name by its directors this 23rd day of August 2007.

/s/ Richard L. Marcantonio	/s/ Wayne M. Fortun
Richard L. Marcantonio	Wayne M. Fortun

/s/ Michael G. Allen	/s/ Ernest J. Mrozek

Michael G. Allen	Ernest J. Mrozek

/s/ Paul Baszucki	/s/ M. Lenny Pippin

Paul Baszucki	M. Lenny Pippin

/s/ John S. Bronson	/s/ Alice M. Richter

John S. Bronson	Alice M. Richter

/s/ J. Patrick Doyle
J. Patrick Doyle

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